Exhibit 10.10
MANUFACTURING AND SERVICE AGREEMENT
     This Manufacturing and Service Agreement (this “Agreement”) is effective as of September 30, 2005 (the “Effective Date”), by and between Bioheart, Inc., a Florida corporation (“Bioheart”), and Bolton Medical, Inc., a New Jersey corporation (“Bolton”).
RECITALS
     WHEREAS, Bioheart is a developer of a novel cellular based therapies to regenerate damaged heart muscle tissue, among these therapies is the use of autologous myogenic cells (“MyoCell™”) that can be delivered to the patient via (i) a catheter-based microimplant system (“MyoCath™”) or (ii) a surgical procedure; and
     WHEREAS, Bioheart has developed specifications for the MyoCath™ cardiac catheter to be utilized in connection with the delivery of its MyoCell™ product to a patient’s damaged heart muscle tissue, but currently does not have the capabilities of manufacturing the Product (as hereinafter defined); and
     WHEREAS, Bolton is experienced in and has the capability to provide manufacturing support for the Product; and
     WHEREAS, the parties desire to enter into an arrangement whereby Bolton will manufacture the Product for Bioheart to be used in clinical trials, and Bioheart will buy Products pursuant to the terms of this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     When used in this Agreement, each of the following terms shall have the meaning specified in this Article I:
     Section 1.1 Product. “Product” or “Products” shall mean the item to be manufactured listed on Exhibit A as amended from time to time pursuant to Article III.
     Section 1.2 Affiliate. “Affiliate” means any entity which controls, is controlled by, or is under common control with Bioheart or Bolton, as the case may be.
     Section 1.3 Confidential Information. “Confidential Information” shall have the meaning specified in Article X.
     Section 1.4 FDA. “FDA” means the Food and Drug Administration.

     Section 1.5 Forecast. “Forecast” means a three-month “moving window” prediction on Product needs in the form of a written or electronic communication from Bioheart to Bolton and is intended to be used as a tool by which Bolton orders components.
     Section 1.6 Forecast Period. “Forecast Period” means the three-months following the end of the one-month period for each Order.
     Section 1.7 Bolton Technology. “Bolton Technology” means all Intellectual Property, including process sequences, validations and all other processes and procedures developed by Bolton.
     Section 1.8 Bioheart Technology. “Bioheart Technology” means all Intellectual Property developed by Bioheart.
     Section 1.9 Improvements. “Improvements” means any information, whether or not patentable, which is developed or acquired by Bioheart during the term of the Agreement relating to the Bioheart Technology.
     Section 1.10 Intellectual Property. “Intellectual Property” means all patents, patent applications, inventors’ certificates and applications therefore, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, specifications, communications, protocols, source and object codes and modifications, test procedures, program cards, tapes, disks and all other scientific or technical information, in whatever form.
     Section 1.11 Order. “Order” means a written or electronic communication from Bioheart to Bolton for Products for a one-month period.
     Section 1.12 Specification. “Specification” means a design document or document package that describes components, packaging, labeling, and functional test requirements for the Product.
ARTICLE II
ORDERS; ALTERNATIVE SUPPLIERS; FORECAST
     Section 2.1 Orders.
     (a) Orders. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by model number and revision number, (ii) the quantity of the Product, and (iii) the delivery date or shipping schedule. Each Order shall provide an order number for billing purposes and may include other instructions and terms as may be appropriate under the circumstances.
     (b) Confirmation of Orders. Bolton shall confirm all Orders within five business days of receipt. If Bolton is unable to meet the delivery schedule set forth in a proposed Order, or finds the schedule to be unacceptable for some other reason, the parties shall negotiate in good faith to resolve the disputed matter(s).

     (c) Delivery of Orders. Bolton will deliver each Product within the time specified in the confirmation of the Order. Expedited Orders are subject to Bolton’s capacity and ability to obtain supplies.
     (d) Changed Orders. Bioheart may change an Order at any time and shall be responsible for all costs associated with an Order change including stop orders, components, works-in-process, and finished goods costs.
     Section 2.2 Material Management. Bolton will procure components from Bioheart approved manufacturers or suppliers in accordance with Bioheart’s component Specifications. Bolton will be responsible for all procurement, quality acceptance, inventory management, and supplier certification/qualification of components required for the manufacture of each Product. Bolton will be responsible for developing and maintaining agreements (addressing component price, support and end-of-life material management) with suppliers. Notwithstanding anything to the contrary herein contained, Bolton does not independently warrant any components it obtains from any supplier. Bolton’s sole warranty under this Agreement is set forth in Section 8.1.
     Section 2.3 Inability to Supply.
     (a) Acknowledgments. Bolton may not subcontract with third parties to manufacture or supply any or all of the Products hereunder without the prior written approval of Bioheart. Bioheart shall have the right to manufacture the Product for itself or to have the Product manufactured by Guidant Corporation (“Guidant”) or an Affiliate of Guidant in such quantities as Bioheart may determine from time to time in its sole discretion; provided, however, Bioheart agrees that so long as (i) Bolton’s manufactured Products are of a quality at least consistent with the quality of the Products manufactured by Guidant and (ii) the Per-Unit Cost is not greater than the cost of the Product charged to Bioheart by Guidant, Bolton shall have the right to manufacture not less than 200 of the Products each twelve months during the Term of this Agreement. Except as set forth in the immediately preceding sentence, Bioheart shall exclusively utilize Bolton to manufacture the Product.
     (b) Inability to Supply; Alternative Manufacturer. Bolton shall give Bioheart prompt written notice if Bolton determines that it is unable to timely supply Bioheart with Products in accordance with this Agreement.
     Section 2.4 Forecasts.
     (a) Bioheart shall send a Forecast to Bolton on the first business day of every month. Each Forecast shall be in a written or electronic communication and shall contain the following information: (i) a description of the Product by model number and revision number, (ii) the quantity of the Product, and (iii) the delivery date or shipping schedule for each of the following three months. For example, Bioheart will send Bolton a Forecast on November 3, 2005 covering production expectations for the months of December 2005 and January and February 2006.

     (b) Bioheart may modify each forecast by the 15th day of each month for the upcoming Forecast Period. If a Forecast change occurs either by Bioheart’s modifying a Forecast or by a monthly Forecast’s changing the requirements of a previous Forecast, Bioheart shall be responsible for all costs of all components ordered and paid by Bolton to meet a Forecast before it was changed.
ARTICLE III
BIOHEART SPECIFICATION CHANGES
     Section 3.1 Change Request. Bioheart may request, from time to time, changes to a Specification by written notice at least 90 days before the change is expected to occur. Bioheart shall provide Bolton with the changes to the Specification, including any unique processes, fixtures, or equipment necessary to produce the Product.
     Section 3.2 Acceptance. Bolton shall provide Bioheart with an “impact statement” advising Bioheart of the cost of the Product with the Specification change, support resources needed, costs associated with completing the design transfer and other implications the change may evoke. Cost will be based on necessary personnel hours at Bolton’s then-current rates. Upon agreement by both parties to the impact statement, Bolton shall supply Bioheart with an effective date of when the change will be implemented and design transfer will begin.
     Section 3.3 Transfer Activities.
     (a) Bioheart will supply drafts of impacted manufacturing procedures, on-line test procedures, fixture drawings, equipment specifications or other necessary documentation to convey the change to Bolton.
     (b) Bioheart will provide training and certification to the Bolton transfer support team for new designs. This training includes understanding of the Specification and unique process activities and testing.
     (c) Bolton will be responsible for implementing processes, which include validations, on-line verification testing, inspections, qualifications, and any other assembly, test, and equipment documentation necessary. Bioheart technical support will be available throughout the transfer process and any necessary validation process.
     (d) Bioheart will provide technical support to Bolton as needed after the design transfer activities are completed.
     Section 3.4 Change Cost. Bioheart shall be responsible for all costs associated with a Specification change including (a) excess and obsolete Products inventory, and rework costs, up to the amount required to satisfy the most recent Order before the change and (b) excess and obsolete component inventory cost up to the amount required to satisfy the most recent Forecast before the change.

ARTICLE IV
RETURN GOODS AND FAILURE ANALYSIS
     Section 4.1 Product Handling. Bolton shall be responsible for handling and decontaminating biohazard Products per Bolton’s procedures, which handling and decontamination shall be at a cost of $75, which cost shall not be included in the standard Per-Cost. Upon documented decontamination, Bolton shall release the returned Product to Bioheart personnel for failure analysis. Bolton shall promptly notify Bioheart when Product arrives in the returned-goods lab.
     Section 4.2 Failure Analysis. Bioheart shall be responsible for tracking returned Products, conducting failure analysis, and reporting to regulatory agencies for all Products. If the failure mode cause or corrective action involves manufacturing, Bioheart shall provide Bolton with a copy of the failure analysis report.
     Section 4.3 Corrective Action. In the event the failure analysis report identifies manufacturing as part of the corrective action, Bolton shall make the necessary changes to the affected manufacturing process(es) as reasonably requested by Bioheart. Bioheart shall incur the cost of these changes as long as the device in question originally met Bioheart Specifications.
ARTICLE V
INVOICES; COSTS
     Section 5.1 Order Invoices. Bolton shall provide Bioheart with an invoice upon the earlier of (a) shipment of Products to or at the direction of Bioheart, or (b) the date on which the Products are available for shipment (the “Ready to Ship Date”). Invoices shall specify Order number, part number, lot number(s), quantity, and price of Products as described in Section 5.3, less any credit. Payment of Bolton invoices shall be under 30 days after shipment or the Ready to Ship Date, as applicable.
     Section 5.2 Other Invoices. Bolton shall provide Bioheart with an invoice for services rendered outside the standard costs in Exhibit B, including unique product testing, process validations, Specification changes. Invoices shall itemize the charges and be within the limits set forth in the approved “impact statement.” Payment of Bolton invoices outside the standard Per-Unit Costs shall be net 30 days.
     Section 5.3 Costs. The standard cost is a per-unit cost for each Product as listed in Exhibit B (the “Per-Unit Cost”) and covers all activities within this Agreement at no additional cost unless otherwise specified herein.
ARTICLE VI
DELIVERY
     Section 6.1 Shipping Documentation. Bolton shall ship finished product directly to Bioheart’s customers and will include with every shipment a packing slip that includes model number, lot number, revision level, number of Products and a certification of conformance to the Specifications. Bolton will provide duplicate copies if all such documentation to Bioheart simultaneous with each shipment.

     Section 6.2 Risk of Loss. Possession, title, responsibility and risk of loss of the Products shall pass to Bioheart at the time of delivery to and acceptance by Bioheart or, if the Products are shipped by common carrier, delivery to and acceptance by the carrier selected by Bioheart. Bioheart shall bear all costs of shipping the Products. The parties acknowledge and agree that it may become necessary for Bolton to store finished Products in its facility at the request of Bioheart. In the event Bioheart requests Bolton to store finished Products at its facility, Bolton agrees to do so at no charge; provided, however, title, responsibility and risk of loss of such stored Products shall pass to Bioheart at the Ready to Ship Date.
ARTICLE VII
REGULATORY
     Section 7.1 Manufacturing. Bolton will manufacture the Products according to the Specifications for each model number. Additionally, Bolton will manufacture the Products according to current Good Manufacturing Practices (“cGMP”) as developed by the FDA, as such cGMP are amended from time to time. Bolton will test all sub-assemblies and final assemblies per Bioheart’s Specifications. Bolton is responsible for manufacturing product traceability until delivered to Bioheart or its customer as directed by Bioheart, shall retain all such records in accordance with the Quality Agreement described in Section 7.4 below and shall use its current procedures, process sequences, process validations and other documentation to manufacture Products according to the Specifications. Bolton shall also use its current procedures to receive, test and trace incoming components.
     Section 7.2 Changes. Bolton shall communicate to Bioheart changes made to components, processes, or test procedures used to manufacture any Product and documented. Bioheart must approve all changes to components, processes, and test procedures prior to implementation.
     Section 7.3 Regulations. Bolton will manufacture the Products in accordance with FDA’s Quality System Regulations manufacturing requirements.
     Section 7.4 Device History Record and Quality Standards. Bolton shall be responsible for maintaining Product traceability in accordance with Bioheart Specifications and the Bolton Quality Agreement then in effect between the parties.
     Section 7.6 Failure Reporting. Bolton will maintain and relay to Bioheart quality data, inspection and test data, failure trends, and scrap data for each lot of Products manufactured. Each party shall promptly report to the other party in writing on failure trends of the Product that it identifies that might reveal problems in the Product. Bioheart shall be responsible for trend analysis and will inform Bolton of any investigation and/or corrective action necessary as a result of such analysis.
     Section 7.7 Quality Control; Inspections of Facilities; Tours of Facilities. Bioheart shall have the right to inspect Bolton’s facilities and to conduct reasonable audits of Bolton’s quality control inspection processes and standards, including a review of documentation at reasonable times during normal business hours upon reasonable notice. Additionally, Bioheart shall have the right to conduct tours ofthe Bolton’s facilities for its invited guests during normal business hours, provided that Bioheart provides Bolton with at least 72 hours prior notice and a list of the individuals and their employer who will be attending such tour. Bolton shall have the right to reasonably reject any Bioheart invited guest based upon a legitimate business reason. Inspections, audits and tours shall be limited to areas affected by Products and this Agreement.
     All information disclosed in connection with such audits or inspections shall be deemed to be confidential information pursuant to the terms of this Agreement.
ARTICLE VIII
WARRANTY
     Section 8.1 General. Bolton’s warranty period is two years from the date of manufacture for each Product and is limited to correction of defects in Bolton’s workmanship. For the purpose of this Section, “workmanship” shall mean Bolton’s work in manufacturing and testing each Product in accordance with Bioheart’s Specifications. During the warranty period, Bolton shall, at its option and at its expense, (a) repair any defects in workmanship or replace the Product at no charge and return the Product to Bioheart’s inventory within 30 calendar days of Bolton’s receipt of any defective Product or (b) credit the full amount of the cost of the Product to Bioheart. In addition, Bolton will pass on to Bioheart all manufacturer’s component warranties to the extent they are transferable but will not independently warrant any components.
     Section 8.2 Sole Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PARTS AS STATED ABOVE. THIS WARRANTY IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE IX
INTELLECTUAL PROPERTY RIGHTS
     Section 9.1 Bioheart Technology. Bioheart shall own the entire right, title and interest in and to all Bioheart Technology and any Improvements thereto.
     Section 9.2 Bolton Technology. Bolton shall own the entire right, title and interest in and to all Bolton Technology.
ARTICLE X
CONFIDENTIALITY
     Section 10.1 Definitions. For the purpose of this Agreement,
     (a) “Confidential Information” means information (in any form or media) regarding a party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (including any information which may be obtained by a party by reverse engineering, decompiling or examining any software or hardware provided by the other party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such party (whether constituting a trade secret or proprietary or otherwise) which has value to such party and is treated by such party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other party prior to receipt from the disclosing party hereunder, which knowledge shall be evidenced by written records, (ii) is or becomes in the public domain through no breach of this Agreement, (iii) is received from a third party without breach of any obligation of confidentiality or (iv) information independently developed by the other party.
     (b) “Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.
     (c) “Representative” shall mean a party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.
     Section 10.2 Nondisclosure Covenants.
     (a) In connection with this Agreement, each party (the “Disclosing Party”) may furnish to the other party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of three years from the date of termination or expiration of this Agreement, the Receiving Party (i) shall maintain as confidential all Confidential Information disclosed to it by the Disclosing Party during the term of this Agreement, (ii) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by the provisions of this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information and (iii) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).
     (b) The disclosure of any Confidential Information is solely for the purpose of enabling each party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.
     (c) Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party and will be promptly returned by the Receiving Party upon receipt of written request therefore or as provided in Section 12.5 hereof.
     (d) If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.
     Section 10.3 Injunctive Relief Authorized. Any material breach of this Section by a party or its Representatives will cause irreparable injury, and the non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a party. In addition, the prevailing party will be entitled to be reimbursed for all of its attorneys’ fees and expenses at all levels of proceedings and for investigations from the non-prevailing party.
     Section 10.4 Effect of Termination. This Article X shall survive termination of this Agreement.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 By Bioheart. The Parties acknowledge that Bioheart will have control of and responsibility for the design, development, and marketing of the Product. Bioheart therefore agrees to indemnify, defend and hold Bolton harmless from and against any and all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and collectively the “Claims”) arising out of or in connection with the use and sale of the Products to the extent such Claim does not arise from the negligence or willful misconduct of Bolton.
     Section 11.2 By Bolton. Bolton shall indemnify, defend and hold Bioheart harmless from and against any and all Claims arising out of or in connection with Bioheart’s manufacture, use and sale of the Product to the extent such Claim arises from the negligence or willful misconduct of Bolton.
     Section 11.3 Intellectual Property. Bioheart shall indemnify, defend, and hold Bolton harmless from and against all Claims arising from or relating to any actual or alleged infringement or misappropriation of any Intellectual Property rights of third patties arising from or in connection with the Product, except to the extent that such Claim is based on actual or alleged infringement or misappropriation of Bolton Technology.
     Section 11.4 Notice and Cooperation. The indemnitee under the indemnities provided under this Article shall give the indemnitor reasonably prompt written notice of any Claim subject to the indemnity and shall cooperate with the indemnitor and authorize the indemnitor to defend and settle the Claim in the indemnitor’s full discretion; provided, however that neither party may settle a Claim related to a liability without the consent of the other party if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights to conduct its business thereafter. Any payment made by a party to settle any such Claim shall be at its own cost and expense.
     Section 11.6 Effect of Termination. This Article XI shall survive termination of this Agreement.

ARTICLE XII
TERM AND TERMINATION
     Section 12.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall continue through September 30, 2007, unless terminated earlier pursuant to the terms hereof.
     Section 12.2 [Intentionally left blank.]
     Section 12.3 Termination for Breach. Either party may terminate this Agreement on 60 days’ written notice to the other party if the other party is in material default or breach of any provision of this Agreement; provided, however, that if the party receiving such notice cures the breach or default within such 60-day period (or, if such default is one which cannot reasonably be cured within such 60-day period, takes reasonable steps to begin cure of the default and thereafter diligently proceeds towards curing said default), this Agreement shall continue in full force and effect.
     Section 12.4 Termination for Insolvency. This Agreement may be immediately terminated without prejudice to any other rights which the terminating party may have, whether under this Agreement, in law, equity or otherwise, as follows:
     (a) By either party if the other party ceases doing business as a going concern, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files a petition seeking for itself any reorganization, composition, readjustment, liquidation, dissolution, or similar arrangement under any present or future statute, law, or regulation, or files an answer admitting the material allegations of a petition against it in any proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it, or of all or any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.
     (b) By either party, if within 60 days after the commencement of any proceedings against the other party seeking reorganization, arrangement, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such proceedings shall not have been dismissed, or if within 60 days after the appointment without such party’s consent or acquiescence of any trustee, receiver, or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.
     Section 12.5 Effect of Termination.
     (a) Return of Information. Upon termination of this Agreement, each party shall, at the request of the other party, promptly return to the other party, or otherwise dispose of as the other party may reasonably direct, all Confidential Information, samples, patterns, instruction books, technical pamphlets, advertising materials, plans, software, designs, specifications, communications protocols, source and object codes, program cards, tapes, disks and other materials, documents and papers and copies thereof whatsoever delivered by the other party and still in its possession or under its control.

Upon termination of this Agreement for any reason, Bolton shall provide Bioheart with all Device History Records and Device Master Records per Sections 7.4 and 7.5.
     (b) Financial Consequences. In the event of termination for any reason other than a breach of this Agreement by Bolton, Bioheart shall pay Bolton, within 30 days of Bolton’s invoice setting forth the termination charges under this Section:
     (i) the Per-Unit Price for all finished Products existing at the time of termination that are delivered to Bioheart, through and including the final Order;
     (ii) Bolton’s cost (including labor, materials and a reasonable mark-up based on the percentage of work put into the Product) for all work in process through and including the final Order;
     (iii) Bolton’s cost of components actually ordered by Bolton which orders can not be cancelled, to produce a number of Products equal to the greater of (i) the number of Products contained in Bioheart’s most recent Forecast and (ii) the average number of Products included in the Bioheart’s Forecasts for the previous [6] months or in any previous Bioheart’s Forecasts if Termination happens in the first 6 months of the duration of the Agreement (Bolton shall then send to Bioheart such components); and
     (iv) if Bolton terminates this Agreement without cause, Bolton shall be responsible for all component costs, work-in-process costs, and finished goods costs remaining after filling all the Orders, and taking into account any costs associated with Forecasts and Specification changes.
Upon payment in full of the charges set forth in this Section, neither party shall incur any additional liability by reason of the termination of this Agreement.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Both parties consent to the exclusive jurisdiction of the federal or state courts located in Broward County, Florida.
     Section 13.2 No Agency. It is understood and agreed between Bolton and Bioheart that the full and exclusive relationship between them is that of an independent contractor and nothing in this Agreement shall be construed to create any relationship between the parties other than that of independent contractor. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party with regard to any other contract, agreement, or undertaking with a third party.
     Section 13.3 Titles and Headings. Titles and headings in this Agreement are for the convenience of the parties only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

     Section 13.4 Interpretation. Each reference herein to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation”.
     Section 13.5 Severability of Provisions. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     Section 13.6 Complete Contract; Conflicting Commercial Forms. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This agreement is a continuation of the Manufacturing and Services agreement signed on December 10, 2003. Bioheart and Bolton the technology transfer has been completed and all services provided by Bolton on and after the Effective Date shall be in accordance with the terms set forth in this Agreement.
     Section 13.7 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.
     Section 13.8 Assignment. This Agreement may not be assigned by either party except to an Affiliate without the prior written consent of the other party; provided, however, Bioheart shall have the right to assign this Agreement without Bolton’s prior written consent in connection with the sale of all, or substantially all, or its assets or business.
     Section 13.9 No Use of Name. Neither party shall employ or use the name or logo of the other party in any publication or promotional materials or in any form of public distribution nor make any public disclosure of this Agreement without the prior express written consent of the other party, except as may be required for compliance with governmental obligations.
     Section 13.10 Notices. Any Orders, Forecasts, notices, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to be fully given when delivered by hand or facsimile transmission or by an internationally recognized overnight courier service, addressed to the party to whom the notice is intended to be given at the addresses specified below.

(a)	If to Bioheart: 13794 N.W. 4th Street Suite 212 Sunrise, Florida 33325 Attention: Howard J. Leonhardt, Chief Executive Officer

With a copy to: Tobin & Reyes, P.A. 7251 West Palmetto Park Road Suite 205 Boca Raton, Florida 33433 Attention: David S. Tobin, Esq.

(b)	If to Bolton: 799 International Parkway Sunrise, Florida 33325 Attention: Oscar Rospigliosi, Chief Exeeutive Officer
or such other addresses or addresses as either party may from time to time designate for itself by like notice.
     Section 13.11 Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing, signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such provision, or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.
     Section 13.12 No Third-Party Beneficiary Rights. No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.
     Section 13.13 Force Majeure. Neither party shall be responsible for failure or delay in performing any or its obligations due to component or material market allocations or shortage conditions beyond such party’s influence or control, any act of God or public enemy, act of terrorism, war, riot, rebellion, insurrection, explosion, flood, storm, fire, earthquake, strike, injunction, governmental act, rule regulation, order, or directive or the order of any court of competent jurisdiction, freight embargoes, any other similar causes beyond the control and without the fault or negligence of such party. In the event of a delay or failure to perform due to any such cause, the time for performance shall be extended for a period of time equal to the time lost by reason of such cause, except that if any delay continues for a period of three months or more, the party not claiming a force majeure may terminate any affected Orders. The party invoking Force Majeure shall give prompt written notice thereof to the other party.
     Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 13.15 Consultation With Counsel and Reliance. Bioheart and Bolton each acknowledge that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.
     Section 13.16 Non-Solicitation. During the term of this Agreement and for a period of one (1) year after termination or expiration of this Agreement, neither party nor its Affiliates shall solicit for employment any person who is directly involved in the performance of this Agreement and who is an employee of the other party or its Affiliates.

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed and delivered by its duly authorized representative, effective as of the date first above written.

BIOHEART, INC.	BOLTON MEDICAL, INC.

By:	By:

Its:	Its:

Date:	Date:

Exhibit A
Specifications

Exhibit A
[Intentionally Omitted]

Exhibit B
The price to Bioheart for each Product manufactured by Bolton for Bioheart under this Agreement shall be equal to the lesser of (i) Bolton’s actual cost of manufacturing such Product, plus thirty percent (30%) (the “Cost Plus Methodology”); and (ii) an amount to be mutually agreed between Bolton and Bioheart based on actual volume purchases and based on the actual historic manufacturing costs incurred by Bolton until that date. Notwithstanding the foregoing, in the event the Cost Plus Methodology is less than $1,500 per Product, all cost savings below that amount shall be shared equally by Bioheart and Bolton; provided, however, in the event either party incurs expenses in connection with the cost reduction, the party incurring such costs shall be entitled to reimbursement of those costs from the costs savings prior to the implementation of the cost sharing. For example, if Bolton’s actual cost of manufacturing a Product plus 30% is equal to $1,000, then the price of such Product to Bioheart shall equal $1,250, calculated as follows: (1,500-1,000)/2)+1,000 = $1,250.